Exhibit 99.1

Mallinckrodt plc Reports Transition Period Results and Announces 2017 Guidance

-- Net sales of $829.9 million, up 2.3%, 2.6% on a constant-currency basis; Specialty Brands segment net sales increased 11.0%, 11.6% on a constant-currency basis, contributing 72.7% of company total, principally driven by volume growth across the portfolio --

-- GAAP1 diluted loss per share from continuing operations of $1.67, reflecting impact of specific items occurring in this period - Specialty Generics segment goodwill impairment, FTC settlement and certain pension charges --

-- Adjusted diluted earnings per share of $1.91 --

-- H.P. Acthar® Gel (repository corticotropin injection) net sales growth of 13.5%, reflecting continued strong, volume-based performance balanced across payer mix --

-- 2017 guidance for adjusted diluted earnings per share is $7.40 to $8.00 --

STAINES-UPON-THAMES, United Kingdom - Feb. 7, 2017 - Mallinckrodt plc (NYSE: MNK), a leading global specialty pharmaceutical company, today reported results for the transition period from Oct. 1, 2016 to Dec. 30, 2016. The last quarter of calendar year 2016 was the planned transition period as the company aligns to a calendar-based financial year. The company will continue its “4/5/4” reporting convention with the first fiscal year ending Dec. 29, 2017 (referred to as “2017”). Unless otherwise noted, all comparisons of the transition period ended Dec. 30, 2016 are to the comparable period in fiscal 2016 ended Dec. 25, 2015.

Net sales were $829.9 million in the transition period, up 2.3%, or 2.6% on a constant-currency basis. GAAP gross profit was $445.8 million with gross profit as a percentage of net sales of 53.7%, compared with 55.6%. Adjusted gross profit was $623.9 million, compared with $638.7 million. Adjusted gross profit as a percentage of net sales was 75.2% versus 78.7%.

“Mallinckrodt’s transition period results were solid, driven by predominantly volume-based growth in our diversified Specialty Brands segment, which continued to contribute greater than 70% of our total net sales. By focusing on execution, we are making good progress in building a leading specialty pharmaceutical company, creating near- and long-term value for patients with high unmet medical needs,” said Mark Trudeau, President and Chief Executive Officer. “Our Acquire to Invest strategy is evident in our focus on portfolio transformation and in developing a robust, organic Specialty Brands pipeline, including investigational products like StrataGraft® skin substitute and Terlipressin - potentially transformative therapies that, if approved, may deliver significant, even life-changing benefits for patients.”

“We have made significant progress over the past few months in strengthening our specialty pharmaceutical focus with the completed sale of our Nuclear Imaging business and our definitive agreement to divest the Intrathecal Therapy business. We believe these actions will provide additional capital for investment in continued growth and are confident this strategic transition will best position Mallinckrodt for the future,” Trudeau said.

(1) Generally accepted accounting principles in the United States

(2) The reported constant currency growth percentage is identical for Acthar, OFIRMEV and INOMAX.

GAAP selling, general and administrative (SG&A) expenses were $368.3 million, compared with $223.3 million, representing 44.4% and 27.5% of net sales, respectively. SG&A in the transition period was impacted primarily by the settlement of the legacy Questcor Pharmaceuticals, Inc. matter brought by the U.S. Federal Trade Commission (FTC) and five states, and expenses associated with the termination of the company’s defined benefit pension plans. Adjusted SG&A expenses were $217.2 million or 26.2% of net sales, compared with $208.9 million or 25.8%. Research and development (R&D) expense in the transition period increased 7.8%, with R&D as a percentage of net sales at 8.0% in the transition period, compared with 7.6%. Due to increased competitive entrants, declining volumes and channel consolidation, the company recorded a goodwill impairment charge in the quarter of $207.0 million associated with its Specialty Generics segment.

Income tax benefit was $121.7 million versus $37.3 million, resulting in GAAP effective rates of 40.8% and negative 56.1%, respectively. The adjusted effective tax rate was 15.7% in the transition period compared with 16.1%. The variance between the GAAP and non-GAAP effective tax rate relates to the tax effect on pre-tax non-GAAP adjustments and deferred tax benefits recognized upon pay down of intercompany installment notes created by internal sales of acquired intangible assets.

GAAP diluted per share results from continuing operations were a loss of $1.67 in the transition period compared with earnings per share of $0.89. The loss reflects the impact of a goodwill impairment charge in the Specialty Generics segment, the recently announced FTC settlement and expenses associated with termination of the company’s defined benefit plans. Adjusted diluted earnings per share were $1.91 versus $1.97.

BUSINESS SEGMENT RESULTS

Specialty Brands Segment
Net sales for the Specialty Brands segment were $603.1 million in the transition period, compared with $543.2 million, an increase of 11.0%, or 11.6% on a constant-currency basis.

H.P. Acthar Gel net sales were $325.4 million in the transition period, a 13.5%2 increase over $286.7 million. Mallinckrodt’s second largest product, INOMAX® (nitric oxide) gas, for inhalation, generated net sales of $118.3 million, up 6.8%2 over $110.8 million. OFIRMEV® (acetaminophen) injection net sales were $72.5 million compared with $66.9 million, an increase of 8.4%2.

Net sales of the Therakos® immunology platform were $47.4 million compared with $50.4 million, a decrease of 6.0%, with growth of 0.1% on a constant-currency basis. The company is encouraged by progress towards resolution of the third-party manufacturer production issue and expects resolution by the second quarter of 2017.

Specialty Generics Segment
Net sales in the transition period decreased 17.4% to $212.9 million, compared with $257.6 million, driven principally by net sales declines in various product categories due to continued competition and channel consolidation negatively impacting both price and volume. On a constant-currency basis, segment net sales declined 17.5%.

LIQUIDITY
Mallinckrodt generated $195.6 million in operating cash flow and $130.4 million in free cash flow in the transition period. During the transition period, operating cash flow and free cash flow were unfavorably impacted by tax payments to the U.S. Internal Revenue Service (IRS).

During the period, the company repurchased 2.6 million ordinary shares for $158.8 million under its share repurchase program, bringing total shares repurchased since January 2015 under the company’s authorized programs to 13.1 million, or approximately 11.3% of diluted shares outstanding, since inception.

Mallinckrodt’s cash balance at the end of the transition period was $342.0 million, allowing the company to repay its revolving credit facility subsequent to the period close.

With its strong cash position, proven cash flow generation ability and proceeds from the sale of the Nuclear Imaging business, Mallinckrodt remains focused on capital allocation through business development and returning cash to shareholders.

2017 MALLINCKRODT FINANCIAL GUIDANCE

Metric (excluding foreign currency impact)	2017 Guidance
Total Mallinckrodt net sales	Decrease 2% to 5%
Specialty Brands segment net sales	Increase 4% to 7%
Specialty Generics segment net sales	Decrease 21% to 25%
Net interest expense	$360 million to $380 million
Adjusted effective tax rate	15% to 17%
Adjusted diluted EPS	$7.40 to $8.00

The company’s guidance reflects the comparison of a 53-week prior year to a 52-week 2017. The additional week will impact comparisons to prior year results in the quarter ending Sept. 2017 and on a full-year basis.

CONFERENCE CALL AND WEBCAST
Mallinckrodt will hold a conference call for investors on Tuesday, Feb. 7, 2017, beginning at 8:30 a.m. U.S. Eastern Time. This call can be accessed in three ways:

•	At the Mallinckrodt website: http://www.mallinckrodt.com/investors.

•
By telephone: For both listen-only participants and those who wish to take part in the question-and-answer portion of the call, the telephone dial-in number in the U.S. is (877) 359-9508. For participants outside the U.S., the dial-in number is (224) 357-2393. Callers will need to provide the Conference ID of 42905158.

•
Through an audio replay: A replay of the call will be available beginning at 11:30 a.m. Eastern Time on Tuesday, Feb. 7, 2017, and ending at 11:59 p.m. Eastern Time on Tuesday, Feb. 21, 2017. Dial-in numbers for U.S.-based participants are (855) 859-2056 or (800) 585-8367. Participants outside the U.S. should use the replay dial-in number of (404) 537-3406. All callers will be required to provide the Conference ID of 42905158.

ABOUT MALLINCKRODT
Mallinckrodt is a global business that develops, manufactures, markets and distributes specialty pharmaceutical products and therapies. Areas of focus include autoimmune and rare diseases in specialty areas like neurology, rheumatology, nephrology, pulmonology and ophthalmology; immunotherapy and neonatal respiratory critical care therapies; and analgesics and hemostasis products. The company's core strengths include the acquisition and management of highly regulated raw materials and specialized chemistry, formulation and manufacturing capabilities. The company's Specialty Brands segment includes branded medicines and its Specialty Generics segment includes specialty generic drugs, active pharmaceutical ingredients and external manufacturing. To learn more about Mallinckrodt, visit www.mallinckrodt.com.

Mallinckrodt uses its website as a channel of distribution of important company information, such as press releases, investor presentations and other financial information. It also uses its website to expedite public access to time-critical information regarding the company in advance of or in lieu of distributing a press release or a filing with the U.S. Securities and Exchange Commission (SEC) disclosing the same information. Therefore, investors should look to the Investor Relations page of the website for important and time-critical information. Visitors to the website can also register to receive automatic e-mail and other notifications alerting them when new information is made available on the Investor Relations page of the website.

NON-GAAP FINANCIAL MEASURES
This press release contains financial measures, including adjusted net income, adjusted diluted earnings per share, adjusted gross profit, adjusted SG&A, net sales growth on a constant-currency basis, adjusted effective tax rate, and free cash flow, which are considered "non-GAAP" financial measures under applicable SEC rules and regulations.

Adjusted net income, adjusted gross profit and adjusted SG&A represent amounts prepared in accordance with accounting principles generally accepted in the U.S. (GAAP) and adjusted for certain items that management believes are not reflective of the operational performance of the business. The adjustments for these items are on a pre-tax basis for adjusted gross profit and adjusted SG&A and on an after-tax basis for adjusted net income. Adjustments to GAAP amounts include, as applicable to each measure, restructuring and related charges, net; amortization and impairment charges; discontinued operations; acquisition-related expenses; changes in fair value of contingent consideration obligations; inventory step-up expenses; significant legal and environmental charges; pension settlement charges; recurrent cash tax payments to the IRS associated with internal installment sales transactions; and other items identified by the company. Adjusted diluted earnings per share represent adjusted net income divided by the number of diluted shares.

The adjusted effective tax rate is calculated as the income tax effects on continuing and discontinued operations plus the income tax impact included in Mallinckrodt’s reconciliation of net income, divided by income from continuing and discontinued operations plus the pre-tax, non-income, tax-related adjustments included in its reconciliation of adjusted net income (excluding dilutive share impact). The income tax impact item included in its reconciliation of adjusted net income primarily represents the tax impact of adjustments between net income and adjusted net income as well as deferred tax benefits recognized upon pay down of intercompany installment notes created by internal sales of acquired intangible assets.

Net sales growth on a constant-currency basis measures the change in net sales between current- and prior-year periods using a constant currency, the exchange rate in effect during the applicable prior-year period.

Free cash flow for the transition quarter represents net cash provided by operating activities of $195.6 million less capital expenditures of $65.2 million, each as prepared in accordance with GAAP.

The company has provided these adjusted financial measures because they are used by management, along with financial measures in accordance with GAAP, to evaluate the company's operating performance. In addition, the company believes that they will be used by certain investors to measure Mallinckrodt's operating results. Management believes that presenting these adjusted measures provides useful information about the company's performance across reporting periods on a consistent basis by excluding items that the company does not believe are indicative of its core operating performance.
These adjusted measures should be considered supplemental to and not a substitute for financial information prepared in accordance with GAAP. The company's definition of these adjusted measures may differ from similarly titled measures used by others.

Because adjusted financial measures exclude the effect of items that will increase or decrease the company's reported results of operations, management strongly encourages investors to review the company's consolidated financial statements and publicly filed reports in their entirety. A reconciliation of certain of these historical adjusted financial measures to the most directly comparable GAAP financial measures is included in the tables accompanying this release.

Guidance on the company's 2017 diluted earnings per share and effective tax rate has been provided only on a non-GAAP basis. This is due to the inherent difficulty of forecasting the timing or amount of items that would be included in the most directly comparable forward-looking GAAP financial measures. Because reconciliation is not available without unreasonable effort, it is not included in this release.

Further information regarding non-GAAP financial measures can be found on the Investor Relations page of the company’s website.

CAUTIONARY STATEMENTS RELATED TO FORWARD-LOOKING STATEMENTS
Statements in this document that are not strictly historical, including statements regarding future financial condition and operating results, economic, business, competitive and/or regulatory factors affecting Mallinckrodt's businesses and any other statements regarding events or developments that we believe or anticipate will or may occur in the future, may be "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties.

There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. These factors include risks and uncertainties related to, among other things: general economic conditions and conditions affecting the industries in which Mallinckrodt operates; the commercial success of Mallinckrodt's products; Mallinckrodt's ability to realize anticipated growth, synergies and cost savings from acquisitions; conditions that could necessitate an evaluation of Mallinckrodt's goodwill and/or intangible assets for possible impairment; changes in laws and regulations; Mallinckrodt's ability to successfully integrate acquisitions of operations, technology, products and businesses generally and to realize anticipated growth, synergies and cost savings; Mallinckrodt's ability to successfully develop or commercialize new products; Mallinckrodt's ability to protect intellectual property rights; Mallinckrodt's ability to receive procurement and production quotas granted by the U.S. Drug Enforcement Administration; customer concentration; Mallinckrodt's reliance on certain individual products that are material to its financial performance; cost containment efforts of customers, purchasing groups, third-party payers and governmental organizations; the reimbursement practices of a small number of public or private insurers; pricing pressure on certain of Mallinckrodt’s products due to legal changes or changes in insurers’ reimbursement practices resulting from recent increased public scrutiny of healthcare and pharmaceutical costs; limited clinical trial data for H.P. Acthar Gel; complex reporting and payment obligations under healthcare rebate programs; Mallinckrodt's ability to navigate price fluctuations; future changes to U.S. and foreign tax laws; Mallinckrodt's ability to achieve expected benefits from restructuring activities; complex manufacturing processes; competition; product liability losses and other litigation liability; ongoing governmental investigations; material health, safety and environmental liabilities; retention of key personnel; conducting business internationally; the effectiveness of information technology infrastructure; and cybersecurity and data leakage risks.

These and other factors are identified and described in more detail in the "Risk Factors" sections of Mallinckrodt's Annual Report on Form 10-K for the fiscal year ended September 30, 2016. The forward-looking statements made herein speak only as of the date hereof and Mallinckrodt does not assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise, except as required by law.

CONTACTS

Investor Relations
Coleman N. Lannum, CFA
Senior Vice President, Investor Strategy and IRO
314-654-6649
cole.lannum@mallinckrodt.com

Daniel J. Speciale, CPA
Director, Investor Relations
314-654-3638
daniel.speciale@mallinckrodt.com

Media
Rhonda Sciarra
Senior Communications Manager
908-238-6765
rhonda.sciarra@mallinckrodt.com

Meredith Fischer
Chief Public Affairs Officer
314-654-3318
meredith.fischer@mallinckrodt.com

MALLINCKRODT PLC
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in millions, except per share data)

	Three Months Ended
	December 30, 2016	Percent of Net sales	December 25, 2015	Percent of Net sales
Net sales	$829.9	100.0%	$811.2	100.0%
Cost of sales	384.1	46.3	360.3	44.4
Gross profit	445.8	53.7	450.9	55.6
Selling, general and administrative expenses	368.3	44.4	223.3	27.5
Research and development expenses	66.2	8.0	61.4	7.6
Restructuring charges, net	3.8	0.5	4.1	0.5
Non-restructuring impairments	214.3	25.8	—	—
Operating (loss) income	(206.8)	(24.9)	162.1	20.0
Interest expense	(91.3)	(11.0)	(97.8)	(12.1)
Interest income	0.5	0.1	0.2	—
Other (loss) income, net	(0.9)	(0.1)	2.0	0.2
(Loss) income from continuing operations before income taxes	(298.5)	(36.0)	66.5	8.2
Income tax benefit	(121.7)	(14.7)	(37.3)	(4.6)
(Loss) income from continuing operations	(176.8)	(21.3)	103.8	12.8
Income from discontinued operations, net of income taxes	23.6	2.8	107.3	13.2
Net (loss) income	$(153.2)	(18.5)%	$211.1	26.0%

Basic earnings per share:
(Loss) income from continuing operations	$(1.67)		$0.90
Income from discontinued operations	0.22		0.93
Net (loss) income	(1.45)		1.83
Diluted earnings per share:
(Loss) income from continuing operations	$(1.67)		$0.89
Income from discontinued operations	0.22		0.92
Net (loss) income	(1.45)		1.82
Weighted-average number of shares outstanding:
Basic	105.7		115.4
Diluted	105.7		116.3

MALLINCKRODT PLC
NON-GAAP MEASURES
(unaudited, in millions except per share data)

	Three Months Ended
	December 30, 2016				December 25, 2015
	Gross profit	Selling, general and administrative expenses	Net (loss) income	Diluted net (loss) income per share	Gross profit	Selling, general and administrative expenses	Net income	Diluted net income per share
GAAP	$445.8	$368.3	$(153.2)	$(1.45)	$450.9	$223.3	$211.1	$1.82
Adjustments:
Intangible asset amortization	174.0	(1.7)	175.7	1.65	171.6	(1.8)	173.4	1.49
Restructuring and related charges, net (1)	0.5	(1.0)	5.3	0.05	—	—	4.2	0.04
Inventory step-up expense	3.6	—	3.6	0.03	16.2	—	16.2	0.14
Income from discontinued operations	—	—	(23.6)	(0.22)	—	—	(107.3)	(0.92)
Change in contingent consideration fair value	—	(1.3)	1.3	0.01	—	—	—	—
Acquisition related expenses	—	(0.1)	0.1	—	—	(1.1)	1.1	0.01
Non-restructuring impairment charges	—	—	207.0	1.95	—	—	—	—
Significant legal and environmental changes	—	(102.0)	102.0	0.96	—	(11.5)	11.5	0.10
Pension settlement charge	—	(45.0)	45.0	0.42	—	—	—	—
Income taxes (2)	—	—	(159.6)	(1.50)	—	—	(81.1)	(0.70)
As adjusted	$623.9	$217.2	$203.6	$1.91	$638.7	$208.9	$229.1	$1.97

Percent of net sales	75.2%	26.2%	24.5%		78.7%	25.8%	28.2%

(1)	Includes pre-tax accelerated depreciation.

(2)
Includes tax effects of above adjustments as well as the elimination of deferred tax benefits recognized upon pay down of intercompany installment notes created by internal sales of acquired intangible assets.

(3)
In periods where losses are incurred, potential ordinary shares outstanding are excluded from the calculation of diluted earnings per share, prepared in accordance with GAAP, as they would be anti-dilutive. These potentially dilutive shares are included in the calculation of adjusted diluted earnings per share when dilutive. As a result, the adjusted diluted earnings per share utilized a weighted average share count of 106.4 shares.

MALLINCKRODT PLC
SEGMENT NET SALES AND CONSTANT-CURRENCY GROWTH
(unaudited, in millions)

	Three Months Ended
	December 30, 2016	December 25, 2015	Percent change	Currency impact	Constant-currency growth
Specialty Brands	$603.1	$543.2	11.0%	(0.6)%	11.6%
Specialty Generics	212.9	257.6	(17.4)	0.1	(17.5)
	816.0	800.8	1.9	(0.4)	2.3
Other(1)	13.9	10.4	33.7	—	33.7
Net sales	$829.9	$811.2	2.3%	(0.3)%	2.6%

(1)
Represents net sales from an ongoing, post-divestiture supply agreement with the acquirer of the CMDS business. Amounts for periods prior to the divestiture represent the reclassification of intercompany sales to third-party sales to conform with the presentation of the ongoing supply agreement.

MALLINCKRODT PLC
SELECT PRODUCT LINE NET SALES
(unaudited, in millions)

	Three Months Ended
	December 30, 2016	December 25, 2015	Percent change	Currency impact	Constant-currency growth
Specialty Brands
Acthar	$325.4	$286.7	13.5%	—%	13.5%
Inomax	118.3	110.8	6.8	—	6.8
Ofirmev	72.5	66.9	8.4	—	8.4
Therakos immunotherapy	47.4	50.4	(6.0)	(6.1)	0.1
Hemostasis products	13.4	—	—	—	—
Other	26.1	28.4	(8.1)	—	(8.1)
Specialty Brands Total	$603.1	$543.2	11.0%	(0.6)%	11.6%

Specialty Generics
Hydrocodone (API) and hydrocodone-containing tablets	$23.2	$36.7	(36.8)%	—%	(36.8)%
Oxycodone (API) and oxycodone-containing tablets	24.3	28.9	(15.9)	—	(15.9)
Methylphenidate ER	22.0	31.2	(29.5)	—	(29.5)
Other controlled substances	104.9	109.7	(4.4)	—	(4.4)
Other products	38.5	51.1	(24.7)	0.4	(25.1)
Specialty Generics Total	$212.9	$257.6	(17.4)%	0.1%	(17.5)%

MALLINCKRODT PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	December 30, 2016	September 30, 2016
Assets
Current Assets:
Cash and cash equivalents	$342.0	$280.5
Accounts receivable, net	431.0	465.8
Inventories	350.7	335.6
Prepaid expenses and other current assets	131.9	115.9
Current assets held for sale	310.9	308.8
Total current assets	1,566.5	1,506.6
Property, plant and equipment, net	881.5	844.0
Goodwill	3,498.1	3,705.3
Intangible assets, net	9,000.5	9,182.3
Other assets	259.7	260.5
Total Assets	$15,206.3	$15,498.7

Liabilities and Shareholders' Equity
Current Liabilities:
Current maturities of long-term debt	$271.2	$256.3
Accounts payable	112.1	110.1
Accrued payroll and payroll-related costs	76.1	116.0
Accrued interest	68.7	80.6
Accrued and other current liabilities	658.8	550.9
Current liabilities held for sale	120.3	120.8
Total current liabilities	1,307.2	1,234.7
Long-term debt	5,880.8	5,788.7
Pension and postretirement benefits	136.4	144.9
Environmental liabilities	73.0	73.4
Deferred income taxes	2,398.1	2,581.4
Other income tax liabilities	70.4	67.7
Other liabilities	356.1	337.2
Total Liabilities	10,222.0	10,228.0
Shareholders' Equity:
Preferred shares	—	—
Ordinary shares	23.6	23.6
Ordinary shares held in treasury at cost	(919.8)	(762.6)
Additional paid-in capital	5,424.0	5,412.7
Retained earnings	529.0	682.6
Accumulated other comprehensive income	(72.5)	(85.6)
Total Shareholders' Equity	4,984.3	5,270.7
Total Liabilities and Shareholders' Equity	$15,206.3	$15,498.7

MALLINCKRODT PLC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)

	Three Months Ended
	December 30, 2016	December 25, 2015
Cash Flows From Operating Activities:
Net (loss) income	$(153.2)	$211.1
Adjustments to reconcile net cash provided by operating activities:
Depreciation and amortization	203.2	206.0
Share-based compensation	11.0	8.5
Deferred income taxes	(204.3)	(108.9)
Non-cash impairment charges	214.3	—
Gain on disposal of discontinued operations	—	(97.0)
Other non-cash items	(0.7)	4.1
Changes in assets and liabilities, net of the effects of acquisitions:
Accounts receivable, net	36.5	68.4
Inventories	(26.3)	(14.5)
Accounts payable	5.4	(13.0)
Income taxes	0.6	82.3
Other	109.1	(35.6)
Net cash (used in) provided by operating activities	195.6	311.4
Cash Flows From Investing Activities:
Capital expenditures	(65.2)	(49.0)
Acquisitions and intangibles, net of cash acquired	(1.8)	—
Proceeds from disposal of discontinued operations, net of cash	—	264.0
Restricted cash	—	(0.1)
Other	(10.2)	0.7
Net cash (used in) provided by investing activities	(77.2)	215.6
Cash Flows From Financing Activities:
Issuance of external debt	190.0	62.0
Repayment of external debt and capital leases	(86.7)	(129.6)
Debt financing costs	—	(0.1)
Proceeds from exercise of share options	0.4	3.6
Repurchase of shares	(158.8)	(275.4)
Other	1.2	(30.0)
Net cash (used in) provided by financing activities	(53.9)	(369.5)
Effect of currency rate changes on cash	(3.0)	(1.5)
Net increase in cash and cash equivalents	61.5	156.0
Cash and cash equivalents at beginning of period	280.5	365.9
Cash and cash equivalents at end of period	$342.0	$521.9